EXHIBIT 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on amended Form S-1 of CS Financing Corporation of our report dated August 21, 2006 relating to the schedules of Total Return Performance of Hennessey Financial, LLC for each of the years from inception (March 17, 2000 and April 3, 2001 for Loan Portfolio and Investor Portfolio, respectively) through December 31, 2005, which appears in this Registration Statement.  We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

s/Virchow Krause & Company, LLP

Minneapolis, Minnesota
September 25, 2006